Exhibit 99.0

Data I/O Announces CEO Transition Plan:

Industry Veteran Bill Wentworth to Lead Company

Redmond, WA – August 20, 2024 – Data I/O Corporation (NASDAQ: DAIO) today announced a Chief Executive Officer (“CEO”) transition plan, with industry veteran and current Data I/O Board member William “Bill” Wentworth to become President and CEO. Bill will replace Anthony Ambrose through a managed transition plan.

“We are very pleased to announce a leadership transition plan today with Bill Wentworth coming on board to lead Data I/O,” said Sally Washlow, Independent Chair of the Board of Directors of Data I/O. “Already a highly respected Board member of the Company, Bill will take on an executive role as he becomes President effective September 1, 2024 and CEO effective October 1, 2024.”

Mr. Wentworth, age 58, comes to Data I/O with a wealth of industry experience spanning over 35 years, including private equity and M&A exposure.  As the CEO of Source Electronics, the global market share leader in programming and test services, he was a Data I/O customer and led the sale of controlling interest of Source Electronics to HIG Capital in 2001 and the company’s subsequent sale to Avnet in 2008 with significant investor return.  Under Mr. Wentworth’s leadership, Source developed compelling programming solutions for the automotive and consumer industries, expanding the business and limiting its industry and customer concentration. More recently, as President and owner of Wentworth Advisors, he has consulted in the programming, IT, and private equity markets, focusing on expanding deal flow, performing due diligence and Board service.  Mr. Wentworth has been a member of the Board of Directors of Data I/O since May 2023, serving as Chair of the Corporate Governance & Nominating Committee and member of the Audit and Compensation Committees.

“I am incredibly excited to become the next leader at Data I/O,” said Bill Wentworth. “Data I/O is the leading supplier to the global automotive industry and has developed industry-leading programming technology, automated solutions, and software.  As a longtime customer of Data I/O over the past 40 years, I was a hands-on user of the industry’s first programming solution, the Data I/O 1.  As a Board member for the past year, I’ve brought unique perspectives to the Company’s products and go-to-market strategies. Data I/O has the best balance sheet in the industry, an impressive global customer base, and critical programming technologies for automotive electronics market leadership, thanks to Anthony and his team. Our first objectives will be to capitalize on these attributes to generate growth, add new revenue streams, investigate new go-to-market models, and build the most robust, consistent, and reliable solutions for the markets we serve. The team and I will be evaluating from day one a comprehensive set of organic and inorganic opportunities for growth. Using our current strengths and industry-leading position, we will invest and innovate for the future with a goal of attaining sustainably greater profits and returns for shareholders.”

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

“I would like to thank Anthony Ambrose for his 12 years as CEO,” said Sally Washlow. “Anthony led our transition to Automotive First and introduced the PSV family of programming systems, the most successful family of programming systems in the industry with over 500 systems sold in the past decade. Anthony will assist Bill during his transition period and will be available to consult for the Company for the next 12 months.  We all wish him well in his retirement from Data I/O.”

“It’s been my great pleasure to lead Data I/O for the past 12 years,” said Anthony Ambrose.  “I recently discussed succession planning with the Board of Directors and I am pleased to hand off leadership of Data I/O to Bill Wentworth.  He has the experience in our industry and financial markets to take Data I/O to the next level, and I look forward to fully supporting him during the transition period and beyond.”

Mr. Wentworth will continue to serve on Data I/O’s Board of Directors, although he will be reclassified from an Independent member to an Executive member, with Committee participation subject to change. After October 31, 2024, Mr. Ambrose will no longer be a member of Data I/O’s Board of Directors following his retirement as CEO of the Company, leaving 4 members of which 3 will be independent.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statements Disclaimer

Statements in this news release concerning strategic business planning, executive management and Board of Director membership, economic outlook, expected revenue, expected margins, expected savings, expected results, expected expenses, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statement disclaimers also apply to the demand for the Company’s products and the impact from geopolitical conditions including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052

Contacts

Data I/O Corporation

Jennifer Higgins

Director Corporate Marketing

425-867-6922

higginj@dataio.com

Investor Relations

Darrow Associates, Inc.

Jordan Darrow

512-551-9296

jdarrow@darrowir.com

Data I/O Corporation

6645 185th Avenue NE, Suite 100, Redmond, WA 98052